UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

     CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

September 14, 2009

ATMEL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-19032	77-0051991
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

2325 Orchard Parkway San Jose, CA 95131

(Address of principal executive offices, including zip code)

(408) 441-0311
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

o Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

Settlement of Certain Litigation

On September 14, 2009, Atmel Corporation (“Atmel”) entered into a memorandum of understanding (“MOU”) providing for an agreement-in-principle to settle previously disclosed litigation regarding Atmel’s response to a subsequently-withdrawn acquisition proposal by Microchip Technology Inc. and ON Semiconductor Corp, including Atmel’s adoption of an amendment to its Amended and Restated Preferred Shares Rights Agreement, dated as of October 18, 1999 (the “Rights Agreement”). The MOU provides for the full settlement and release of all claims by or against Atmel and all of the defendants related to the allegations and/or matters set forth in the litigation, which includes three stockholder class actions consolidated under the caption In re Atmel Corporation Shareholders Litigation filed in the Court of Chancery of the State of Delaware (the “Court”), and an action captioned Zucker v. Laub, et. al. filed in the Superior Court of the State of California (collectively, the “Litigation”). The suit pending before the Court alleged, among other things, that the definitions of “Beneficial Ownership” and “Derivatives Contract” in the Rights Agreement (as amended) were vague and unenforceable under Delaware law. The agreements set forth in the MOU are subject to and conditioned upon the negotiation and execution of a definitive settlement agreement, as well as final approval by the Court.

Under the MOU, Atmel agreed that if, prior to September 14, 2012, Atmel adopts a new stockholder rights plan that includes a “Derivative Contract” within the definition of “Beneficial Ownership” (a “New Derivatives Rights Plan”), Atmel will clarify that (i) the term “Derivatives Contract” excludes interests in broad-based index options, broad-based index futures, and broad-based publicly traded market baskets of stock approved for trading by the appropriate federal governmental authority; and (ii) to qualify as or constitute a “Derivatives Contract,” a contractual arrangement must include or reference a number of “Notional Common Shares.”

Pursuant to the MOU, on September 14, 2009, Atmel’s Board of Directors (the “Board”) passed a resolution interpreting Section 1(d)(iv) of the Rights Agreement (which defines the term “Beneficial Ownership”) consistent with the provisions of the foregoing paragraph. The interpretations set forth in the Board resolution will terminate and have no further force and effect in the event that the settlement is not approved by the Court.

In addition, Atmel agreed that if, prior to September 14, 2012, Atmel (i) adopts a New Derivatives Rights Plan with an expiration date beyond the date of Atmel’s 2010 annual meeting of stockholders or (ii) extends the expiration date of the Rights Agreement beyond the date of Atmel’s 2010 annual meeting of stockholders, then Atmel will include a proposal for a stockholder advisory vote on the provision including Derivative Contracts in the definition of Beneficial Ownership in its proxy statement for the first annual meeting occurring more than 45 days after the date of such action. Under the terms of the MOU, the stockholder vote will not be binding on Atmel or the Board, will not be deemed to be a condition to the effectiveness of the New Derivative Rights Plan, and will not be construed as overruling a decision by the Board, nor to create or imply any additional fiduciary duty by the Board.

Atmel and the other defendants entered into the MOU without admitting or conceding any merit to any allegation made in the Litigation. Except as described above, the MOU provides for no constraint on the ability of Atmel and/or the Board to respond to any proposed acquisition or other transaction or to adopt or amend a stockholder rights plan in accordance with applicable Delaware law.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATMEL CORPORATION

Date: September 18, 2009	By: /s/ Patrick G. Reutens Patrick G. Reutens Senior Vice President, Chief Legal Officer and Secretary